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FOR IMMEDIATE RELEASE
Contact: Maureen Siman 609-340-4507

   TROPICANA CASINO AND RESORT POISED TO BECOME EAST COAST'S MOST DIVERSE AND
                        EXCITING GAMING AND ENTERTAINMENT
                               RESORT DESTINATION

         A $245 Million Investment Marks Largest Non-Gaming Expansion in
                         Atlantic City's 25-year History

      Atlantic City, NJ - October 14, 2003 -- Tropicana Casino and Resort's $245 million expansion project will soon change the landscape in Atlantic City and lead to seismic shifts in the town's gaming and tourism industries. The project includes a grand scale dining, entertainment, retail and spa complex called The Quarter at Tropicana. The Quarter will recreate the sophisticated and romantic ambiance of Old Havana and will house over 40 new, hand-picked restaurant, entertainment, retail and spa offerings. This expansion is the largest non-gaming build-out in the history of Atlantic City. When the expansion is completed, the entire Tropicana will cover 14 acres.

      The $245 million expansion, which will be completed in March 2004, will create in one property the largest indoor dining, entertainment, retail and spa complex in Atlantic City, the largest hotel in the state of New Jersey, and the third-largest casino at 148,256 square feet with more than 4,400 slot machines and 133 table games. At the same time Tropicana will add 502 new hotel rooms for a total of 2,127 rooms; 45,000 square feet of additional meeting space for a total of 122,000 square feet; and a new 2,400-space parking garage bringing the total number of parking spaces to 5,547.

      Upon completion of the expansion, over 40 new dining, entertainment, retail and spa outlets will occupy The Quarter, which, when added to the existing outlets, will result in over 60 dining, entertainment, retail and spa experiences at the Tropicana. There will be more options under one roof than any other hotel or casino on the East Coast.

      "We have created the most diverse and distinctive merchandising offering in the city by combining several worldwide best-of-class powerhouses with exclusive and unique specialty concepts not found anywhere else. The Quarter will include iconic restaurants from New York, Philadelphia, Las Vegas and elsewhere, live music venues, distinctive bars, and national and regional retailers," said Dennis C. Gomes, president of Resort Operations for Aztar Corporation, Tropicana's parent company.

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      "This project will solidify Atlantic City as a destination location by providing a broader getaway experience than has been offered for the past 25 years," said Gomes. "By offering a unique mix and critical mass of non-gaming options, the Tropicana becomes both the reason to believe in - and the reason to go to - Atlantic City."

      With three times more dining, entertainment, retail and spa outlets than any other casino in Atlantic City, the expanded Tropicana will feature many of the most well-known and successful brands in their categories. Regional restaurants including New York's Carmine's, Philadelphia's Cuba Libre, and Las Vegas' Red Square will join well-known national restaurants including P. F. Chang's China Bistro and the Palm Restaurant in making their Atlantic City debuts in The Quarter. Exciting entertainment venues will include The Sound of Philadelphia nightclub and restaurant, Ri-Ra Irish Pub music club and restaurant, The Comedy Stop Cabaret & Cafe, Planet Rose karaoke club, and The IMAX Theater. National apparel, accessory and lifestyle brands such as MONDI, Chico's, Brooks Brothers, and White House/Black Market, as well as unique, regional and fun-oriented retailers such as Melonie de France, Old Farmer's Almanac, Zeytinia New York's Gourmet Choice, and The Spy Store will round out The Quarter.

      "The Palm has always been the place to see and be seen, and we're quite confident that it will be true of the Palm in The Quarter, for visitors and local movers and shakers alike," said Alfred L. Thimm, Jr., president and chief operating officer, Palm Management Corporation. "Tropicana is exactly where we want to be in Atlantic City."

      Atlantic City insiders concur that Tropicana can turn the tourism tide. "Here is one casino property that sees what is happening in the marketplace, and recognizes that in order to be a full-service destination, we need to provide more than just gambling," said Jeffrey Vassar, executive director of the Atlantic City Convention and Visitors Authority. "What they are doing is just tremendous."

ABOUT TROPICANA:

Tropicana Casino and Resort encompasses 14 acres and has ocean beach frontage of 220 yards along the famed Boardwalk in Atlantic City, New Jersey. The Tropicana is operated by Aztar Corporation (NYSE: AZR), a publicly traded company that also operates Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana.